Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between

MRV COMMUNICATIONS, INC.

and

DELTACO AKTIEBOLAG

Dated as of September 11, 2012

TABLE OF CONTENTS
ARTICLE 1	DEFINITIONS	1
ARTICLE 2	PURCHASE AND SALE; CLOSING	6
ARTICLE 3	WARRANTIES	9
ARTICLE 4	WARRANTIES OF PURCHASER	18
ARTICLE 5	COVENANTS OF SELLER	19
ARTICLE 6	COVENANTS OF PURCHASER	23
ARTICLE 7	ADDITIONAL COVENANTS OF SELLER AND PURCHASER	25
ARTICLE 8	CONDITIONS TO CLOSING	27
ARTICLE 9	INDEMNIFICATION	28
ARTICLE 10	TAX MATTERS	33
ARTICLE 11	NON-COMPETITION	33
ARTICLE 12	TERMINATION	34
ARTICLE 13	MISCELLANEOUS AND GENERAL	35

Schedules
Schedule 1A	Form Escrow Agreement
Schedule 1B	Key Employees
Schedule 2.4	Principles for Calculation of Net Cash
Schedule 3.2.8(a)	Annual Financial Statements
Schedule 3.2.8(b)	Interim Financial Statements
Schedule 5.7	Remaining Directors
Schedule 5.8	Remaining Intercompany Indebtedness
Disclosure Schedule

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is dated as of September 11, 2012 and entered into by and between MRV Communications, Inc., a Delaware corporation (“Seller”) and Deltaco Aktiebolag, a public corporation organized under the laws of Sweden with Swedish registration number 556116-4384 (“Purchaser”).

Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, Seller owns 10,000 shares with a quota value of SEK 100 each (collectively, the “Shares”), which constitute all of the outstanding shares of Alcadon – MRV AB (the “Company”), a corporation organized under the laws of Sweden with Swedish registration number 556480-4341;

WHEREAS, the Company owns the entire outstanding share capital of Alcadon AS, Norwegian registration number 952 334 891, and MRV Nordic A/S, Danish CVR number 19280179 (collectively, the “Subsidiaries”);

WHEREAS, Seller desires to sell the Shares to Purchaser; and

WHEREAS, Purchaser desires to purchase the Shares from Seller upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1                DEFINITIONS

1.1              In this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

“Accounting Principles” means the generally accepted accounting principles applied by each Group Company.

“Acquisition Proposal” means a bona fide proposal or offer from any Person relating to any (i) direct or indirect acquisition of assets of the Group Companies (including securities of the Subsidiaries, but excluding sales of assets in the ordinary course of business consistent with past practice) equal to twenty percent (20%) or more of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition of any shares or other securities of the Company or (iii) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; other than, in each case, the Transaction.

“Affiliate” means, with respect to any Person, any other Person who or that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Introduction.

“Annual Financial Statements” has the meaning set forth in Section 3.2.8.

“Bonus Debt”, as of a particular date, means all costs and expenses related to or arising out of bonuses and payments resulting from a change of control of the Company and similar commitments to the Employees, as accrued as of such date, whether accounted for on the books of the Group Companies or not.

“Business Day” means a day on which banks in Sweden and the United States generally have their offices open for business (not including Saturdays and Sundays).

“Business Field” means the supply of optical communications equipment and passive products (both copper and fiber), test instruments and tools, and related technical support and training serving the Scandinavian market.

“Claim Notice” has the meaning set forth in Section 9.3.1.

“Closing” has the meaning set forth in Section 2.3.1.

“Closing Date” means (i) the third Business Day after the day on which the last of the conditions set forth in Article 8 has been satisfied or waived, as applicable (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or (ii) such other date as the Parties may agree in writing.

“Closing Net Cash Statement” has the meaning set forth in Section 2.5.1.

“Company” has the meaning set forth in the Recitals.

“Confidential Information” means all (i) know-how and (ii) information of any kind or nature (written or oral) which is used by or concerns the Group Companies or a Party or concerns its respective business, including its future plans, business development, financial affairs, employees, customers and commercial relationships, which in each case is not in the public domain.

“Confidentiality Agreement” has the meaning set forth in Section 5.3.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, whether written or oral, including sales orders and purchase orders.

“Disclosure Schedule” has the meaning set forth in the Introduction to Article 3.

“Disputed Amounts” has the meaning set forth in Section 2.5.4.

“Employees” has the meaning set forth in Section 3.2.12(a).

“Environmental Laws” means all applicable Laws concerning pollution or protection of health, safety, natural resources or the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials.

“Escrow Account” means the account with the Escrow Agent into which the Escrow Amount is to be deposited at Closing.

“Escrow Agent” means Skandinaviska Enskilda Banken AB (publ.)

“Escrow Agreement” means the escrow agreement to be entered into by and among Seller, Purchaser and the Escrow Agent on the Closing Date, substantially in the form of Schedule 1A.

“Escrow Amount” means ten percent (10%) of the Estimated Purchase Price.

“Estimated Net Cash” has the meaning set forth in Section 2.4.

“Estimated Net Cash Statement” has the meaning set forth in Section 2.4.

“Estimated Purchase Price” means USD 6,500,000 plus the Estimated Net Cash.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Net Cash” mean the Parties’ agreement on, or the determination of, the Net Cash as provided for in Section 2.5.

“Final Purchase Price” has the meaning set forth in Section 2.2.

“Financial Statements” has the meaning set forth in Section 3.2.8.

“Fundamental Warranties” means the warranties set forth in Sections 3.1.2, 3.1.4, 3.1.5, 3.2.2, 3.2.3 and 3.2.6.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any foreign, federal, state, local, or municipal government, or any international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of law.

“Group Companies” means the Company and the Subsidiaries.

“Group Company” means the Company or any Subsidiary.

“Hazardous Materials” means any hazardous, dangerous, radioactive, acutely hazardous, or toxic substance or waste defined, characterized, regulated or as to which liability or standards of conduct are imposed under Environmental Laws.

“Indebtedness” means all obligations of the Group Companies (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), and (iv) for guarantees of, and other commitments to pay or otherwise cover, the obligations described in clauses (i) through (iii) above for any other Person.

“Indemnity Notice” has the meaning set forth in Section 9.3.5.

“Independent Accountants” has the meaning set forth in Section 2.5.4.

“Intellectual Property” means all intellectual and industrial property rights including: (a) patents and registered designs; (b) unregistered rights in designs, copyright (including copyright in source code, object code and other computer software and databases) and neighboring rights, database rights, semiconductor topography rights and rights subsisting in or in relation to confidential information or inventions; (c) registered and unregistered trademarks and service marks, and all other rights in, or goodwill attaching to, trade, business or corporate names, logos, domain names, get-up or other trading insignia; and including (insofar as any of the foregoing rights are obtained by registration), applications for registration and the right to apply for registration; all rights and forms or protection of a similar nature to any of the foregoing recognized in any country of the world.

“Interim Financial Statements” has the meaning set forth in Section 3.2.8.

“Key Employees” means the Employees set forth on Schedule 1B.

“Law” means any statute, law, ordinance, code, rule, regulation, decree or order of any Governmental Entity.

“Leases” has the meaning set forth in Section 3.2.15(b).

“Lien” means any mortgage, charge, pledge, lien, retention of title, option, right of pre-emption, right of first refusal or any other encumbrance, interest or adverse claim restricting the right to use or dispose of an asset.

“Loss” means any and all direct damages and losses, fines, penalties, deficiencies and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or liabilities of the Group Companies, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that, with respect to clause (a), none of the following shall constitute, and none of the following shall be taken into account when determining whether there has been, a Material Adverse Effect: (i) any changes, conditions or effects in the economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Company operates, in each case, other than to the extent such changes, conditions or effects disproportionately affect (relative to other industry participants) the Company; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) any matter of which Purchaser is aware on the date hereof; (v) the effect of any changes in applicable Laws or accounting rules; (vi) any change, effect or circumstance resulting from the announcement of this Agreement; or (vii) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God.

“Measurement Date” means September 30, 2012.

“Net Cash” means the amount of the Group Companies’ cash and cash equivalents minus the Group Companies’ Indebtedness, Required Tax Payments and Bonus Debt as of the Measurement Date, in each case on a consolidated basis and calculated in accordance with the principles set forth in Schedule 2.4.

“Net Cash Resolution Period” has the meaning set forth in Section 2.5.3.

“Organizational Documents” means, with respect to a legal entity, such entity’s articles or certificate of incorporation and bylaws, or analogous documents, in each case as amended through the date hereof.

“Owned Intellectual Property” has the meaning set forth in Section 3.2.16(b).

“Party” means each of Seller and Purchaser.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, organization or other entity or natural or legal person.

“Post-Closing Adjustment” has the meaning set forth in Section 2.6.1.

“Purchaser” has the meaning set forth in the Introduction.

“Representatives” has the meaning set forth in Section 5.3.

“Required Tax Payments” means, without duplication, (i) any income Taxes attributable to the Group Companies for the period up to and including the Measurement Date (estimated to be 15,600 SEK) and (ii) the Swedish and Norwegian employment related Taxes (Sw. preliminärskatt and arbetsgivaravgifter) with respect to the period up to and including the Measurement Date (estimated to be 1,339,000 SEK), which employment related Taxes are due and payable in October 2012 with respect to the Swedish employment related Taxes, and in November 2012 with respect to the Norwegian employment related Taxes,  in each case to the extent not paid on or prior to the Measurement Date.

“Review Period” has the meaning set forth in Section 2.5.2.

“SCC” has the meaning set forth in Section 13.5.1.

“Seller” has the meaning set forth in the Introduction.

“Seller’s Knowledge” or any similar phrase means the actual knowledge, after due and reasonable inquiry with the management of the Group Companies, at the date of this Agreement, of any of the following persons: Barry Gorsun, Stephen Garcia and Jennifer Hankes Painter.

“Seller Stockholders’ Meeting” has the meaning set forth in Section 5.2.

“Shares” has the meaning set forth in the Recitals.

“Statement of Objections” has the meaning set forth in Section 2.5.3

“Stockholder Approval” has the meaning set forth in Section 5.2.

“Subsidiaries” has the meaning set forth in the Recitals.

“Taxes” means (i) all income taxes, corporate taxes, capital gains taxes, transfer taxes, social security taxes, employer’s taxes, duties, sales taxes, value added taxes, withholding taxes and any other taxes and official charges and impositions of any kind which may be payable to or imposed by any Governmental Entity together with any interest, penalties, surcharges, interest or additions thereto; and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which have been prepared or filed or required to be prepared or filed in respect of Taxes.

“Third Party Claim” has the meaning set forth in Section 9.3.1.

“Transaction” has the meaning set forth in Section 2.1.

ARTICLE 2                PURCHASE AND SALE; CLOSING

2.1                                        Purchase and Sale

Upon the terms and subject to the conditions set forth in this Agreement, Seller sells and, at the Closing, will convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser purchases and, at the Closing, will acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares (the “Transaction”).

2.2                                        Consideration

The aggregate purchase price for the Shares shall be six million five hundred thousand Dollars (USD 6,500,000), plus the Final Net Cash (collectively, the “Final Purchase Price”).

2.3                                        Closing; Escrow

2.3.1           The consummation of the Transaction (the “Closing”) shall take place at 10.00 am Swedish time on the Closing Date at the offices of Advokatfirman Lindahl KB in Stockholm, Sweden.

2.3.2           At the Closing:

(a)        Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, the Estimated Purchase Price less the Escrow Amount;

(b)       Purchaser shall pay the Escrow Amount by wire transfer of immediately available funds to an account designated by the Escrow Agent; and

(c)        Seller shall deliver to Purchaser (i) the share ledger of the Company, duly updated to evidence Purchaser as the owner of the Shares; (ii) the share ledgers of the Subsidiaries and all share certificates, if any, representing the shares of the Subsidiaries; (iii) a general power of attorney to represent each of the Group Companies for the period from Closing until the registrations of the new representatives of the Group Companies have been duly recorded; (iv) letters of resignation from the board members of the Group Companies containing a waiver of claims; and (v) any other documents in Seller’s possession concerning the Group Companies which may be relevant for Purchaser as owner of the Shares.

2.4                                        Calculation of the Estimated Purchase Price

Not later than two (2) Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Purchaser an unaudited statement (the “Estimated Net Cash Statement”), which shall set forth Seller’s good faith calculation of the estimated Net Cash as of the Measurement Date (the “Estimated Net Cash”) and the corresponding Estimated Purchase Price; provided that Seller shall use commercially reasonable efforts to cause such Estimated Net Cash Statement to be delivered within ten (10) Business Days following the Measurement Date. The Estimated Net Cash Statement shall be prepared using the Accounting Principles, and the Estimated Net Cash shall be calculated in accordance with the principles set forth in Schedule 2.4.

2.5                                        Determination of the Final Purchase Price

2.5.1          Within thirty (30) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth Purchaser’s good faith calculation of the actual Net Cash as of the Measurement Date, and the Post-Closing Adjustment (the “Closing Net Cash Statement”). The Closing Net Cash Statement shall be prepared using the Accounting Principles, and the Net Cash shall be calculated in accordance with the principles set forth in Schedule 2.4.

2.5.2           After receipt of the Closing Net Cash Statement, Seller shall have fifteen (15) days (the “Review Period”) to review the Closing Net Cash Statement. During the Review Period, Seller and its accountants shall have reasonable access to the Group and to such historical financial information (to the extent in Purchaser’s or the Group’s possession) relating to the Closing Net Cash Statement as Seller may reasonably request for the purpose of reviewing the Closing Net Cash Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not significantly interfere with the normal business operations of Purchaser or any Group Company.

2.5.3           On or prior to the last day of the Review Period, Seller may object to the Closing Net Cash Statement by delivering to Purchaser a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections on or prior to the last day of the Review Period, the Net Cash and the Post-Closing Adjustment, as the case may be, reflected in the Closing Net Cash Statement shall be deemed to have been accepted by Seller and shall be final and binding on the Parties. If Seller delivers the Statement of Objections on or prior to the last day of the Review Period, the Parties shall negotiate in good faith to resolve such objections within fifteen (15) days after the delivery of the Statement of Objections (the “Net Cash Resolution Period”), and, if the same are so resolved within the Net Cash Resolution Period, the Net Cash and the Post-Closing Adjustment reflected in the Closing Net Cash Statement with such changes as may have been agreed in writing by Purchaser and Seller, shall be final and binding on the Parties.

2.5.4           If Seller and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before the expiration of the Net Cash Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to PwC or, if PwC is unable to serve, Purchaser and Seller shall appoint by mutual agreement an impartial nationally recognized firm of independent certified public accountants other than Grant Thornton or Ernst & Young (the “Independent Accountants”) who, acting as experts, shall resolve the Disputed Amounts only and make any adjustments to the Net Cash and the Post-Closing Adjustment, as the case may be, as reflected on the Closing Net Cash Statement, which adjustments shall be final and binding on Purchaser and Seller. The Independent Accountants shall only decide the Disputed Amounts and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Net Cash Statement and the Statement of Objections, respectively.

2.5.5          Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to such fees and expenses multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Purchaser (that being the difference between the Independent Accountants’ determination and Seller’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Purchaser’s determination and Seller’s determination differ from the determination of the Independent Accountants). Purchaser shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder.

2.5.6          The Independent Accountants shall make a determination as soon as practicable, and in no event later than thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Net Cash Statement and/or the Post-Closing Adjustment, in each case in accordance with this Section 2.5, shall be conclusive and binding upon the Parties.

2.6                                        Post-Closing Adjustments

2.6.1          The post-closing adjustment shall be an amount equal to the Final Purchase Price minus the Estimated Purchase Price (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Purchaser shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, such amount shall be released to Purchaser from the Escrow Account.

2.6.2          Any payment pursuant to Section 2.6.1 shall be made within five (5) Business Days after the later of the Closing Net Cash Statement has become final and binding upon the Parties pursuant to Section 2.5 or the Closing Date.

2.7                                        Locked Box

For the sake of clarity it is noted that the Transaction shall have economic effect as of the Measurement Date, and that from the Measurement Date to the Closing Date, no payment, distribution or any other transfer of value (Sw. värdeöverföring), as defined in chapter 17 of the Swedish Companies Act (Sw. Aktiebolagslag (2005:552)) shall occur from the Group Companies.

2.8                                        Release of Funds on the Escrow Account

On December 20, 2012, Seller shall execute and deliver to the Escrow Agent and Seller written instruction to the Escrow Agent to release to Seller all funds on the Escrow Account on December 28, 2012, that are not subject to any claim from Purchaser on such date.

ARTICLE 3              WARRANTIES

Except as set forth in the disclosure schedule delivered to Purchaser on or prior to the date hereof (the “Disclosure Schedule”), Seller hereby warrants to Purchaser, that as of the date of this Agreement and as of the Closing Date, or, if a specific date is provided in any provision (including specific references to “as of the date hereof” or words of similar import which shall mean as of the signing date), only as of such date:

3.1                                        Warranties Relating to Seller

3.1.1           Organization and Good Standing

Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

3.1.2           Authorization

Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution by Seller of this Agreement, the performance of its obligations hereunder and the consummation by Seller of the Transaction have been duly authorized by all necessary corporate action, other than the Stockholder Approval, and this Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution of this Agreement by Purchaser, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

3.1.3           No Violations

The execution of this Agreement by Seller, the performance of its obligations hereunder and the consummation of the Transaction, will not constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of Seller or the Group Companies; (B) a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of Seller or any Group Company (with or without notice, lapse of time or both), pursuant to any Contract binding upon Seller or any Group Company; or (C) conflict with, breach or violate any Law applicable to Seller or any Group Company or by which Seller or any Group Company is bound or affected, except in the cases of clauses (B) and (C), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect with respect to Seller.

3.1.4           Ownership of Shares

Seller is the sole owner of the Shares, which Shares constitute the entire outstanding share capital of the Company, and will transfer and deliver to Purchaser, at the Closing, valid title to the Shares free and clear of any Liens.

3.1.5           Brokers and Finders

There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission from any Group Company in connection with the Transaction.

3.2                                        Representations and Warranties Regarding the Company and the Subsidiaries

3.2.1           Organization, Good Standing and Qualification of the Company

The Company is a corporation organized under the Laws of Sweden and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where such concept is applicable and where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

3.2.2           Capitalization of the Company

The issued and outstanding share capital of the Company consists solely of ten thousand (10,000) shares, each with a quota value of one hundred kronor (SEK 100). All outstanding shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Other than the Shares, there are no outstanding (i) shares or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares or voting securities of the Company, or (iii) options or other rights to acquire from the Company or Seller, or other obligation of the Company to issue, any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities described in the foregoing clauses (i), (ii) and (iii).

3.2.3           Subsidiary Shares

The Company is the sole owner of all shares of the Subsidiaries which are free and clear of any Liens.

3.2.4           Subsidiaries

The Company does not own any equity interests in any Person other than the Subsidiaries.

3.2.5           Organization, Good Standing and Qualification of the Subsidiaries

Each of the Subsidiaries is duly formed and validly existing in the jurisdiction in which it has been formed and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where such concept is applicable and where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

3.2.6           Capitalization of the Subsidiaries

The issued and outstanding share capital of each of the Subsidiaries has been duly authorized, validly issued, is fully paid and non-assessable and is correctly described in Section 3.2.6 of the Disclosure Schedule. Other than the existing shares of each of the Subsidiaries, there are no outstanding (i) shares or voting securities of the Subsidiaries, (ii) securities of the Subsidiaries convertible into or exchangeable for shares or voting securities of the Subsidiaries, or (iii) options or other rights to acquire from the Subsidiaries or the Company, or other obligation of the Subsidiaries to issue, any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of the Subsidiaries. There are no outstanding obligations of the Subsidiaries to repurchase, redeem or otherwise acquire any securities described in the foregoing clauses (i), (ii) and (iii).

3.2.7           Governmental Filings; Certain Contracts

Except as set forth on Schedule 3.2.7 of the Disclosure Schedule, no notices, reports, filings or other approvals are required to be made or effected by Seller or the Company or any of the Subsidiaries, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller or any Group Company from, any Governmental Entity or other Person in connection with the execution of this Agreement by Seller or the performance of its obligations hereunder, other than, as of the time of signing of this Agreement, filings required to be made to obtain the Stockholder Approval and such notices, reports, filings or other approvals, which if not made, effected or obtained would not have a Material Adverse Effect with respect to Seller or the Group Companies .

3.2.8           Financial Statements

(a)        Purchaser has been provided with complete and correct copies of the Company’s consolidated audited statutory financial statements for the fiscal years ended December 31, 2010 and 2011 copies of which are attached as Schedule 3.2.8(a) (the “Annual Financial Statements”) and the Company’s consolidated managements accounts as of June 30, 2012 and the related unaudited statement of income and cash flows for the period then ended, attached hereto as Schedule 3.2.8(b) (the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (A) have been prepared, in all material respects, in accordance with Swedish GAAP applied on a consistent basis during the periods involved (except that the Interim Financial Statements are subject to normal year-end adjustments and do not contain all footnote disclosure required by Swedish GAAP); and (B) present fairly, in all material respects, the assets and liabilities of the Group, the consolidated financial position of the Group as of the dates thereof and the consolidated results of operations and cash flows of the Group for the periods then ended.

(b)       The Accounting Principles are and have at all times during the last two (2) years been consistent with Law and generally accepted accounting principles in the jurisdiction of the applicable Group Company, and have been consistently applied during such time.

3.2.9           Guarantees, Commitments

There is no outstanding guarantee or similar unilateral commitment given by any Group Company which may result in future costs in excess of $50,000 or which will restrict in any material respect the operations of the Group Companies.

3.2.10         Absence of Certain Changes

Except as set forth in Section 3.2.10 of the Disclosure Schedule or as contemplated by this Agreement, from December 31, 2011 to the date hereof, the Group Companies (i) have conducted their business in the ordinary course and (ii) have not taken any of the actions described in clauses (d) through (h) or (j) through (m) of Section 5.5.

3.2.11         Litigation

Except as set forth in Section 3.2.11 of the Disclosure Schedule, as of the date hereof, there are no actions, suits or proceedings pending or, to Seller’s Knowledge, threatened against any Group Company, which if determined adversely to the Group Company would be reasonably likely to result in a material cost to or other material impact on such Group Company. As of the date hereof, there is not and in the past three (3) years prior to the date hereof there has not been, any litigation, administrative, mediation or arbitration proceedings or any investigation, inquiry or enforcement proceedings or any other proceedings or hearings against or involving a Group Company or to the Seller’s Knowledge, any of their directors or employees (in a capacity related to the Group Companies) before any Governmental Entity, which if determined adversely to the Group Company or such director or employee would be reasonably likely to result in, or with respect to past proceedings resulted in, a material cost to or other material impact on such Group Company. Further, as of the date hereof, no Group Company has received any notice or other written communication threatening any actions, suits or proceedings against a Group Company which if determined adversely to the Group Company would be reasonably likely to result in anything but an immaterial cost to or other immaterial impact on such Group Company. As of the date hereof, to Seller’s Knowledge, there are no circumstances that are reasonably likely to give rise to any such proceedings required to be disclosed pursuant to this Section 3.2.11.

3.2.12         Employees and Directors

(a)        All employees of the Group Companies (the “Employees”) as of the date hereof are listed in Section 3.2.12 (a) of the Disclosure Schedule and such Section includes a true and complete description of the following as of the date hereof: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.

(b)       True and complete copies of the employment Contracts of the Key Employees have been made available to Purchaser prior to the date hereof, and such Contracts are valid in accordance with their respective terms, except for non-material increases of salary or changes in benefits in the ordinary course of business.

(c)        As of the date hereof, no Key Employee has given or been given notice of termination of his/her position or employment with the Group Companies and, to Seller’s Knowledge, no Key Employee intends such termination.

(d)       As of the date hereof, there has not been during the last three (3) years, nor is there any pending or current or, to Seller’s Knowledge, none of the following have been threatened in writing to a Group Company:

(i)         labor litigation in respect of the Group Companies; or

(ii)        strike by the employees of the Group Companies.

(e)        The Group Companies are not bound by any collective bargaining agreements.

(f)        Except as set forth in Section 3.2.12(f) of the Disclosure Schedule and other than as set out in the Key Employees’ employment Contracts, there are no bonus, profit-sharing, stock option or other incentives programs, severance pay or retirement plans or similar compensation arrangements presently in force, promised or agreed upon with respect to any Employee or former employee of the Group Companies.

(g)      The Group Companies’ pension arrangements as of the date hereof are set forth in Section 3.2.12(g) of the Disclosure Schedule. The Group Companies are and have been in compliance with the terms and conditions of such pension arrangements and all contribution payments that have fallen due under such pension arrangements have been paid by the Group Companies. There are no material unfunded pension commitments or liabilities of the Group Companies. Accrued vacation benefits, overtime compensation and bonuses are accounted for in accordance with GAAP in the accounts of the Group Companies.

(h)       Except as accounted for in the calculation of Net Cash, no Employee will be entitled to any bonus or similar benefit payable by any of the Group Companies in relation to the Transaction.

3.2.13        Compliance with Laws; Permits

(a)       The Group Companies are, and have during the past three (3) years been, in material compliance with all Laws applicable to the Group Companies or by which any of their respective properties are bound or affected, except where the failure to comply would not have more than an immaterial adverse effect on the Group Companies. The Group Companies have all permits, licenses, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except where the failure to obtain or maintain the same would be reasonably likely to result in a material cost to or other material impact on the Group Companies..

(b)       None of the Group Companies is, as of the date hereof, (i) the subject of any written notice from any Governmental Entity or any other Person alleging the violation of any applicable Law; or (ii) the subject to any court order, injunction, administrative order or decree arising under any Law.

3.2.14         Taxes

(a)        All material Tax Returns required to be filed (taking into account any valid extensions) on or before the date hereof by or with respect to the Group Companies have been timely filed, and all such Tax Returns are true and complete in all material respects.

(b)       All Taxes due and payable by or on behalf of each of the Group Companies on or before the date hereof have been duly and timely paid to the appropriate Governmental Entity, and all Taxes incurred, but not yet due and payable, have been accrued on the consolidated balance sheet of the Group Companies in accordance with Swedish GAAP.

(c)        Except as listed in Section 3.2.14 of the Disclosure Schedule, no Group Company has, as of the date hereof, received written notice from a Governmental Entity that any Tax Return filed by it for a Tax period during 2010, 2011 or 2012 has been subject to any material Tax audit or similar examination by such Governmental Entity.

(d)       There is no outstanding Lien for Taxes on any asset of the Group Companies, other than Liens for Taxes not yet due and payable, nor is, to the Seller’s Knowledge, any taxing authority in the process of imposing any Lien for Taxes on such assets.

(e)        Each of the Group Companies has duly and timely withheld and paid over to the appropriate Governmental Entities all Taxes required to have been withheld and paid in connection with any dividends paid to any stockholder on or before the date hereof.

3.2.15         Real Property, Property and Leases

(a)        No Group Company owns or has ever owned any real property. Any real property or tangible personal property held under lease by the Group Companies that is material to their businesses is held by the applicable Group Company under a valid, subsisting and enforceable lease with such exceptions as are not material and do not interfere with the current use of such property by the Group Companies.

(b)       Except for the lease Contracts listed in Section 3.2.15 of the Disclosure Schedule (the “Leases”), no Group Company is a party to any Contract relating to the lease of real property.

(c)        No Leases have been terminated for vacating or renegotiation and no rent reviews are currently under negotiation or court review.

(d)       All rent and other sums and charges payable by the Group Companies under the Leases are reflected in the respective agreement and reflect normal market prices.

3.2.16         Intellectual Property

(a)        Neither the Company nor any of the Subsidiaries have any registered Intellectual Property.

(b)       As of the date hereof, the Group Companies own, are licensed or otherwise possess the right to use, the material technology, know-how, trade secrets and other Intellectual Property used in the business of the Group Companies as currently conducted (the “Owned Intellectual Property”). The Company and the Subsidiaries have not granted any security interests in any of the Owned Intellectual Property.

(c)        Each Group Company has taken reasonable measures to protect the Owned Intellectual Property related to its business against unauthorized disclosure to third parties, either by way of confidentiality undertakings or by way of appropriate references in their business correspondence.

(d)       There are, as of the date hereof, no claims pending or, to Seller’s Knowledge, threatened (i) that the business of the Group Companies as currently conducted infringes the Intellectual Property of any third party; (ii) challenging the ownership, validity or enforceability of any of the Owned Intellectual Property; or (iii) challenging the Group Companies’ rights to use any third party Intellectual Property.

(e)        To Seller’s Knowledge, the business of the Group Companies does not infringe Intellectual Property of any third party.

(f)        To Seller’s Knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Owned Intellectual Property by any third party, including any Employee.

3.2.17         Contracts

(a)        Section 3.2.17 of the Disclosure Schedule lists all Contracts (other than Organizational Documents of the Group Companies, Leases and Contracts related to Affiliated Transactions or Employee benefits and other labor matters) that are material to the business of the Group Companies as of the date hereof (collectively, “Material Contracts”).

(b)       Seller has made available to Purchaser copies of all Material Contracts. To Seller’s Knowledge, each Material Contract is in full force and effect and is valid, binding and enforceable against the other parties thereto in accordance with its terms. All Material Contracts have been entered into on arm’s length basis. Neither the Group Companies nor, to Seller’s Knowledge, any other Person is in material breach or violation of, or default under, any Material Contract. To Seller’s Knowledge, no event has occurred which would result in a breach of or default under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of the Group Companies or to a loss of any benefit to which a Group Company is entitled under (in each case, with or without notice or lapse of time, or both) any Material Contract, except to the extent any of the same would not be reasonably likely to have more than an immaterial adverse effect on the Group Companies.

3.2.18         Inventory

As of the date hereof, each Group Company’s inventory is of a quantity that is consistent with the Company’s past practice.

3.2.19         Affiliate Transactions

Section 3.2.19 of the Disclosure Schedule sets forth a complete and correct list of all material Contracts between Seller and its Affiliates (other than the Group Companies), on one hand, and the Group Companies, on the other hand as of the date hereof, and, immediately following the Measurement Date, neither Seller nor any of its Affiliates will have financial or other claim on any Group Company of any kind except as set forth in such Contracts.

3.2.20         Insurance

To the Seller’s Knowledge, the Group Companies maintain insurance policies, which, with respect to their amount and coverage, provide sufficient and reasonable coverage against losses and liabilities of the type normally insured against by a Person carrying on the same type of business as the Group Companies, and no Group Company is in material default under any such insurance. To Seller’s Knowledge, the Group Companies carry insurance that complies with the requirements of the Material Contracts.

3.2.21         Disclosure and Information

Except for the representations and warranties contained in this Article 3 (including the related portions of the Disclosure Schedules), none of Seller, the Group Companies or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Group Companies. To Seller’s Knowledge, all information, documents or material made available to Purchaser in the Data Room are materially accurate; provided that no representation and warranty is made with respect to any projections or forecasts.

ARTICLE 4           WARRANTIES OF PURCHASER

Purchaser hereby warrants to the Company that as of the date of this Agreement and as of the Closing Date:

4.1.1           Organization and Good Standing

Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Sweden and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

4.1.2           Authorization

Purchaser has all requisite power and authority to execute this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution by Purchaser of this Agreement, the performance of its obligations hereunder and the consummation by Purchaser of the Transaction have been duly authorized by all necessary action of Purchaser, and this Agreement has been duly executed by Purchaser and, assuming the due authorization and execution of this Agreement by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

4.1.3           Governmental Filings; No Violations

(a)        No notices, reports, filings or other approvals are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any Governmental Entity in connection with the execution of this Agreement by Purchaser and the consummation by Purchaser of the Transaction.

(b)       The execution of this Agreement by Purchaser, the performance of its obligations hereunder and the consummation of the Transaction, will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Purchaser; (ii) a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of Purchaser (with or without notice, lapse of time or both) pursuant to, any Contract or other obligation binding upon Purchaser or (iii) conflict with, breach or violate any Law applicable to Purchaser; except, in the case of clauses (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the Transaction.

4.1.4           Available Funds

At Closing, Purchaser will have sufficient funds available to consummate the Transaction.

4.1.5           Independent Investigation

(a)        Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Group Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Group Companies for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 3 of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Group Companies or this Agreement, except as expressly set forth in Article 3 of this Agreement (including the related portions of the Disclosure Schedules).

(b)       Purchaser is not aware of any facts or circumstances that would serve as the basis for a claim by Purchaser against Seller based upon a breach of any of the representations and warranties of Seller contained in this Agreement.

ARTICLE 5           COVENANTS OF SELLER

Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified therein or, if no period is specified therein, indefinitely, Seller will comply with all covenants and provisions of this Article 5, except to the extent Purchaser may otherwise consent in writing.

5.1                                        Approvals

Each Party shall as promptly as practicable, take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to any Person required of Purchaser, Seller or any Group Company, as the case may be, to consummate the transactions contemplated hereby, including those described in Section 3.2.7 of the Disclosure Schedule. Each Party shall provide prompt notification to the other Party following when any material consent, approval, action, filing or notice referred to above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications with any Person regarding any of the transactions contemplated by this Agreement.

5.2                                        Seller Stockholders’ Meeting

Seller shall duly call, give notice of, convene and hold an annual or special meeting of Seller’s stockholders (the “Seller Stockholders’ Meeting”) as promptly as reasonably practicable following the date hereof (it being understood that Seller’s current intention is to use commercially reasonable efforts to hold such meeting on or about October 12, 2012) for the purpose of, inter alia, voting upon the approval of the Transaction. Subject to any fiduciary obligations of Seller’s officers and directors, Seller shall take all lawful action to have the Transaction be approved by the requisite vote of Seller’s stockholders (such approval, the “Stockholder Approval”).

5.3                                        Access to Information by Purchaser and Purchaser’s Financing Sources

Seller shall, and shall cause the Company and the Subsidiaries to, (a) provide Purchaser and any Person who is considering providing financing to Purchaser to finance all or any portion of the Purchase Price and their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together “Representatives”) with access, upon reasonable prior notice and during normal business hours, to such officers, employees, agents and accountants of the Company and the Subsidiaries and their assets and books and records as are reasonably necessary to conduct its investigation, and (b) furnish Purchaser and such other Persons with such information and data concerning the business and operations of the Company and the Subsidiaries as Purchaser or any of such financing providers reasonably may request in connection with such investigation Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Purchaser if such disclosure would, in Seller’s reasonable discretion: (x) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Purchaser shall not contact any suppliers to, or customers of, the Company and Purchaser shall have no right to perform invasive or subsurface investigations of the Companies’ leased real property. Purchaser shall, and shall cause its Representatives to, abide by the terms of the confidentiality agreement dated as of March 12, 2012, by and between Purchaser and Seller (the “Confidentiality Agreement”), with respect to any access or information provided pursuant to this Section 5.3.

5.4                                        No Solicitation

Seller shall not take, nor shall it permit the Company, the Subsidiaries or any Affiliate of Seller (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller, the Company, the Subsidiaries or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company or any Subsidiary or permitting access to the assets and books and records of the Company or any Subsidiary) any offer or inquiry from any Person concerning an Acquisition Proposal. If Seller, the Company, any Subsidiary or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, Seller will promptly advise such Person, by written notice, of the terms of this Section 5.4 and will promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser.

5.5                                        Conduct of Business

Seller shall cause the Company and the Subsidiaries to conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by this Agreement or as required to complete the Transaction, Seller shall:

(a)        use all commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers and employees;

(b)       continue all planned sales, marketing and promotional activities relating to the business and operations of the Company and the Subsidiaries, which are consistent with past practice;

(c)        not amend the Organizational Documents of any Group Company;

(d)       not (i) authorize, issue, sell or otherwise dispose of any shares of or any other securities with respect to any Group Company (except as may be necessary or desirable in connection with the potential winding down of MRV Nordic A/S), or modify or amend any right of any holder of outstanding shares of the Company; (ii) except for amounts being transferred to Seller as payments authorized under Section 5.5(k), transfer, sell, dispose of or encumber any material portion of its assets, other than purchases and sales of inventory in the ordinary course of business (which sales shall be made at customary prices and otherwise on customary terms, it being noted that a sale of all or substantially all of the inventory of the Group Companies, at any price, shall not be considered to be in the ordinary course of business); (iii) incur any Indebtedness or issue any debt securities or guarantee or endorse the obligations of any Person; (iv) increase the cash position of the Group Companies through acceleration of collection of receivables outside the ordinary course of business; or (v) distribute the insurance proceeds received in respect of any material asset of the Group Companies that has not been replaced; in each case, with respect to sub-clause (i) through (iii), other than in the ordinary course of business and consistent with past practice.

(e)       other than as may be required by applicable Law or in the ordinary course of business, not (i) increase the compensation payable or to become payable to Employees; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with any Employee; or (iii) establish, adopt, enter into or amend, any collective bargaining agreement or Employee benefit;

(f)        except in the ordinary course of business, not (i) enter into any Contract which is material to the Group Companies, (ii) amend or terminate any Material Contract, or (iii) amend any Contract to which a Group Company is a party to provide for more favorable payment terms for any Group Company or less favorable payment terms for the counterparty to such Contract;

(g)       not acquire by merger, consolidation, acquisition of assets or equity interests or any similar transaction any corporation, partnership, limited liability company or other business organization or all or substantially all of the assets of any such entity;

(h)                      not settle or comprise any material claim or litigation;

(i)         (i) timely pay all amounts due and payable (except where such amount is subject to a good faith dispute); (ii) pay, on or prior to the Measurement Date, all Taxes incurred by the Group Companies and due and payable on or before the Measurement Date and (iii) timely file all Tax Returns;

(j)         except in the ordinary course of business, consistent with past practice, not permit any change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of any Group Company, or (ii) any method of calculating any bad debt, contingency or other reserve of the Group Companies for accounting, financial reporting or Tax purposes;

(k)        not make any payment, distribution or any other transfer of value (Sw. värdeöverföring), as defined in chapter 17 of the Swedish Companies Act (Sw. Aktiebolagslag (2005:552)), to Seller or its Affiliates unless such payments distributions or other transfers of value are consistent with applicable Law and made on or prior to the Measurement Date; provided that such amounts so paid, distributed or otherwise transferred shall not be included in Estimated Net Cash or Final Net Cash;

(l)         except as otherwise permitted hereunder or in order to effect the transactions contemplated hereby, not enter into any Contract or amend or modify any existing Contract with Seller or any of its Affiliates or any officer or director of Seller or its Affiliates, and not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm’s-length basis with any such Person; and

(m)       not authorize or enter into an agreement to do any of the actions set forth in clauses (d) through (h) or (j) though (l) above.

5.6                                      Expense Reimbursement

If Purchaser or Seller exercises its right to terminate this Agreement pursuant to Section 12.1(c), Seller shall promptly pay to Purchaser two hundred fifty thousand Dollars (USD 250,000) as a non- accountable expense reimbursement by wire transfer of immediately available funds to an account designated by Purchaser.

5.7                                      Resignations

Except as set forth on Schedule 5.7, Seller shall use commercially reasonable efforts to obtain from each member of the Board of Directors of the Company and the Subsidiaries (including substitute directors, if any) a letter of resignation, effective as of the Closing, with confirmation that such director has no claims whatsoever against the Company or any of the Subsidiaries.

5.8                                      Affiliate Transactions

Except as set forth on Schedule 5.8, immediately prior to the Closing, all Indebtedness and other liabilities under Contracts or otherwise between Seller, any officer, director or Affiliate (other than the Company or any Subsidiary) of Seller, on the one hand, and the Company or any of the Subsidiaries, on the other, shall be paid in full, and Seller shall terminate and shall cause any such officer, director or Affiliate to terminate each Contract with the Company or any Subsidiary, in each case with effect as of the Measurement Date.

5.9                                      Use of Alcadon

No rights of whatever nature related to the use of the name “Alcadon” will be retained by Seller after Closing. After the Closing Date, Seller and its Affiliates shall not use, directly or indirectly, such name individually or in conjunction with other names in any corporate names, trademarks or similar manner.

5.10                               Notification

From the date hereof to the Closing Date, Seller shall notify Purchaser in writing of the existence or happening of any fact, event or occurrence which to the Knowledge of the Seller would cause any of the warranties set forth in Article 3 not to be true and correct in all material respects.

5.11                               Waiver of Termination Right

Seller shall cause its Affiliate, MRV Communications – Boston Division, Inc., to waive, prior to Closing, any right it has to terminate that certain Channel Partner Agreement entered into between MRV Communications – Boston Division, Inc. and the Company as a result of the change in the ownership of the Company.

ARTICLE 6                COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that Purchaser will comply with all covenants and provisions of this Article 6, except to the extent Purchaser may otherwise consent in writing.

6.1                                      Use of MRV

No rights of whatever nature related to the use of the name “MRV” will be retained by Purchaser or the Group Companies after Closing. Purchaser undertakes to change the corporate name of “Alcadon – MRV AB” and “MRV Nordic A/S as soon as reasonably practicable following the Closing, and thereafter not to use, directly or indirectly, any name including the denomination “MRV” individually or in conjunction with other names in any corporate name, trademark or similar manner.

6.2                                      Access to Information after Closing

6.2.1          Purchaser shall use its best efforts to provide reasonable access to Seller or its representatives to the books, documents, data and information of the Group Companies during normal business hours, insofar as such information is required or relevant to protect the legitimate interests of Seller, particularly in connection with Swedish or United States taxation matters, any requests for or obligations to provide information to the United States Securities and Exchange Commission, or in connection with the requirements of applicable Law, legal disputes with third parties, or for evaluation of and in response to possible claims under this Agreement. If Seller makes use of this right of access, Seller shall (i) reimburse the Group Companies for all reasonable expenses incurred in connection with such access and inspection of documents and (ii) keep such information confidential in accordance with Section 7.3.

6.2.2          In connection with any reasonable business purpose, including (i) in response to the request or at the direction of a Governmental Entity, (ii) the preparation of Tax Returns, (iii) the determination of any matter relating to the rights or obligations of Seller under this Agreement; and (iv) taxation matters, any requests for or obligations to provide information to the United States Securities and Exchange Commission, or in connection with compliance with any Laws applicable to Seller, legal disputes with third parties, or for evaluation of and in response to possible claims under this Agreement, subject to any applicable Law and subject to any applicable privileges (including the attorney-client privilege and any confidentiality obligations towards third parties), upon reasonable prior written notice, the Purchaser shall use commercially reasonable efforts to cause the Company and its Subsidiaries to: (A) provide Seller and its representatives information with respect to the Company for periods prior to Closing Date, (B) afford Seller and its representatives reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of the Company and its Subsidiaries, and (C) make available to Seller and its representatives the Company employees whose assistance, expertise, testimony, notes and recollections or presence is absolutely necessary at their workplace to assist Seller or its affiliates in connection with any of the purposes referred to above; provided, however, that the foregoing would not in the reasonable judgment of the Purchaser result in any disclosure of any trade secrets or violate any of its obligations with respect to confidentiality, that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries, that Seller and its representatives keep such information confidential. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor, after Closing, any Group Company shall be required to disclose any information to Seller if such disclosure would contravene any applicable Law.

6.2.3          In addition, the Purchaser shall deliver to the Seller or cause the Company to deliver to Seller, no later than 21 days after the Closing Date, a reporting package covering the period between the last reporting package up to and including the Closing Date, using the regular reporting package format currently used by the Group Companies to report its financial results to Seller.

6.2.4          No obligation on the part of the Buyer under this Section 6.2 is intended to circumvent the rules governing dispute resolution set forth by any court or arbitral panel.

ARTICLE 7                ADDITIONAL COVENANTS OF SELLER AND PURCHASER

The Parties further covenant and agree that they will comply with all covenants and provisions of this Article 7, except to the extent the other Party may otherwise consent in writing.

7.1                                      Publicity

Seller and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transaction and prior to making any filings with any third party and/or any Governmental Entity except as set forth in Section 7.3.2(c).

7.2                                      Filings; Other Actions

7.2.1          Purchaser and Seller shall cooperate with each other and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the Transaction, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits or authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transaction.

7.2.2          In furtherance and not in limitation of the foregoing, each of Purchaser and Seller shall (i) reasonably cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, (ii) execute and deliver, or cause to be executed and delivered, such documents and other instruments and take, or cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transaction, and (iii) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing.

7.3                                      Confidentiality

7.3.1          Prior to and after Closing:

(a)       Seller and Purchaser undertake not to disclose, and to procure that, their respective Affiliates and Representatives do not disclose any Confidential Information relating to the other Party; and

(b)       Seller undertakes not to disclose or use, and to use its best efforts to prevent the disclosure of, and to procure that each Affiliate of Seller not discloses or uses, any Confidential Information it has or acquires in any way relating to the Group Companies (including their business, employees, etc.).

7.3.2          Section 7.3.1 does not apply to a disclosure:

(a)       to an adviser to the extent necessary to advise the relevant Party or its Affiliate in connection with the Transaction; provided that such Party procures that the adviser does not disclose the content of this Agreement or any such Confidential Information;

(b)       to the extent necessary to enforce the Parties’ rights under this Agreement;

(c)       required by applicable Law or rules or regulations of, or Contract with, any stock exchange or multilateral trading facility to which a Party is subject, provided that to the extent legally permitted the disclosing Party shall use commercially reasonable efforts to consult with the other Party prior to such disclosure; provided that neither party shall be required to consult with the other Party in connection with making any public company filings to be made by it with United States or Swedish Governmental Entities; or

(d)       made with the prior approval of the other Party.

7.4                                      Further Assurances

Each of Purchaser and Seller shall execute and deliver such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the Transaction in accordance with the terms hereof. Upon the terms and subject to the conditions hereof, each of Purchaser and Seller shall use its respective commercially reasonable efforts to (a) take or cause to be taken all actions, and do or cause to be done all other things, necessary, proper or advisable to consummate the Transaction as promptly as practicable and (b) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

ARTICLE 8                CONDITIONS TO CLOSING

8.1                                      Conditions to Obligations of Purchaser and Seller

The obligations of Purchaser and Seller to consummate the Transaction are subject to the satisfaction or waiver, as the case may be, on or prior to the Closing Date, of the following conditions:

(a)       Governmental Approvals. All authorizations, consents, Orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Transaction shall have been obtained or made.

(b)       Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, judgment, injunction, decree or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transaction.

(c)       Stockholder Approval. The Stockholder Approval shall have been obtained.

8.2                                      Conditions to Obligations of Purchaser

The obligations of Purchaser to consummate the Transaction are also subject to the satisfaction or waiver by Purchaser, as the case may be, on or prior to the Closing Date, of the following conditions:

(a)                     Performance of Seller’s Obligations. Seller shall have performed in all material respects all obligations required to be performed by Seller under this Agreement at or prior to the Closing.

(b)                    Estimated Net Cash Statement. The Estimated Net Cash Statement shall have been delivered to Purchaser.

(c)                     Key Employees. None of Pierre Fhors, Jörgen Löwstett or Paul Svensson shall have been terminated by the Company or given written notice of termination by the Company of his or her employment with the Company or the Subsidiaries.

(d)                    Escrow Agreement. The Escrow Agreement shall have been duly executed by Seller.

(e)                     No Adverse Event. There shall have occurred no event which has a material adverse effect on the inventory of the Group Companies and which is not covered by insurance payable to a Group Company.

(f)                       Seller’s Certificate. Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date and executed in the name and on behalf of Seller, certifying that the conditions set forth in this Section 8.2 have been satisfied.

8.3                                      Conditions to Obligations of Seller

The obligations of Seller to consummate the Transaction are also subject to the satisfaction or waiver by Seller, as the case may be, on or prior to the Closing Date, of the following conditions:

(a)                     Performance of Purchaser’s Obligations. Purchaser shall have performed all obligations required to be performed by Seller under this Agreement at or prior to the Closing.

(b)                    Escrow Agreement. The Escrow Agreement shall have been duly executed by Purchaser.

(c)                     Purchaser’s Certificate. Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date and executed in the name and on behalf of Purchaser, certifying that the conditions set forth in this Section 8.3 have been satisfied.

ARTICLE 9                INDEMNIFICATION

9.1                                      General Indemnification

9.1.1          Subject to Section 9.1.3 and the other Sections of this Article 9, Seller shall indemnify Purchaser in respect of, and hold it harmless from and against, any and all Losses suffered, incurred or sustained by Purchaser or any Group Company, or to which any of them becomes subject, resulting from, arising out of or relating to any breach of warranty contained in Article 3 hereof or non-fulfillment of or failure to perform any covenant on the part of Seller contained in this Agreement.

9.1.2          Subject to the other Sections of this Article 9, Purchaser shall indemnify Seller in respect of, and hold it harmless from and against, any and all Losses suffered, incurred or sustained by Seller or to which Seller becomes subject, resulting from, arising out of or relating to any breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement or any document delivered hereunder.

9.1.3          Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under Section 9.1.1:

(i)                       unless, with respect to any claim (including claims relating to substantially the same factual circumstances), such claim involves Losses in excess of twenty thousand Dollars (USD 20,000);

(ii)                    unless and until Purchaser or a Group Company, as the case may be, have suffered, incurred, sustained or become subject to Losses referred to in such paragraph in excess of one hundred thousand Dollars (USD 100,000) in the aggregate, in which case such Losses shall be redeemed in full;

(iii)                 if Purchaser and the Group Companies have received payments in respect of claims made under such paragraph of an amount equal to 20% of the Final Purchase Price in the aggregate; and

(iv)                to the extent it arises from or was caused by actions taken or failed to be taken by Purchaser or any of its Affiliates after the Closing;

provided that the limitations contained in clauses (i) – (iii) shall not apply to Losses arising from breach of the Fundamental Warranties or the agreements and covenants of Seller contained in this Agreement, recovery for which in all cases in the aggregate shall be limited to an amount equivalent to the Final Purchase Price.

9.1.4          It is specifically agreed that the Swedish Sale of Goods Act (Sw: köplagen (1990:931)) or any other similar laws or legal principles shall not apply to this Agreement, and thus no Party shall have the right to rescind this Agreement.

9.1.5          The limitations on indemnification contained in this Section 9.1 shall not apply in the case of fraud or gross negligence.

9.2                                      Specific Indemnification

Seller shall further indemnify Purchaser in respect of, and hold it harmless from and against, any and all costs and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment) suffered, incurred or sustained by Purchaser or any Group Company, or to which any of them becomes subject, resulting from, arising out of or relating to:

(a)       Taxes relating to the activities of the Company’s former branch office in Finland prior to the Closing; and

(b)       the Seller’s loss of, and inability to deliver to Purchaser at Closing, the share certificates issued by the Company.

9.3                                      Method of Asserting Claims

All claims for indemnification by Purchaser under Section 9.1 will be asserted and resolved as follows:

9.3.1          In the event any claim or demand in respect of which a Party might seek indemnity under Section 9.1 is asserted against or sought to be collected from such indemnified Party other than a claim brought by Party to this Agreement (a “Third Party Claim”), the indemnified Party shall deliver a written notice, containing a copy of all papers served, if available, and specifying the nature of and basis for such Third Party Claim and for indemnified Party’s claim against indemnifying Party under Section 9.1, together with the amount or, if not then reasonably determinable, the estimated amount, of the Loss arising from such Third Party Claim with reasonable promptness to indemnifying Party (such notice, a “Claim Notice”). If indemnified Party fails to provide the Claim Notice with reasonable promptness after indemnified Party receives notice of such Third Party Claim, indemnifying Party shall not be obligated to indemnify the indemnified Party or its affiliates, as the case may be, with respect to such Third Party Claim to the extent that indemnifying Party has been actually prejudiced by such failure of indemnified Party. Provided that the indemnifying Party has accepted full liability in respect of the part(s) of a Third Party Claim that relate(s) to a potential breach by the indemnifying Party of a warranty under this Agreement, the indemnifying Party shall have the right to defend, at the sole cost and expense of the indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the indemnifying Party to a final conclusion or will be settled at the discretion of the indemnifying Party (but only with the consent of the indemnified Party, which consent will not be unreasonably withheld in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the indemnified Party will be indemnified in full). In the event that the indemnifying Party assumes the defense of any Third-Party Claim, it shall have the right, subject to the previous sentence, to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the indemnified Party. The indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the indemnifying Party’s right to control the defense thereof; provided, however, that the indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the indemnified Party’s good faith judgment, it is advisable, based on advice of counsel, for the indemnified party to be represented by separate counsel because a conflict or potential conflict exists between the indemnifying Party and the indemnified Party or (y) the named parties to such Third Party Claim include both the indemnifying Party and the indemnified Party and the indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the indemnifying Party. If the indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the indemnified Party in writing of its election to defend as provided in this Agreement, the indemnified Party may, pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. If requested by the indemnifying Party, the indemnified Party will, at the sole cost and expense of the indemnifying Party, cooperate with the indemnifying Party and its counsel in contesting any Third Party Claim that the indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the indemnified Party or any of its Affiliates).

9.3.2          If the indemnifying Party does not take control of the Third Party Claim, the indemnified Party shall have full control of the defense of Third Party Claims, and if requested by indemnified Party, indemnifying Party shall, at the sole cost and expense of indemnifying Party, provide reasonable cooperation to indemnified Party and its counsel in contesting any Third Party Claim which indemnified Party is contesting; provided that indemnifying Party and its counsel (at indemnifying Party’s sole expense) may participate in (but not control the conduct of) the defense of such Third Party Claim; and provided further, that, except with the reasonable consent of indemnifying Party, no settlement of any such Third Party Claim shall be conclusively determinative of indemnifying Party’s liability with respect to the claim relating thereto. In the event that indemnifying Party has consented in writing to any settlement of a Third Party Claim, indemnifying Party shall be deemed to have waived its right to dispute its liability to indemnified Party with respect to the amount thereof (to the extent not in excess of the limitations set forth in Section 9.1.3, if applicable).

9.3.3           Notwithstanding the provisions of Section 9.3.2, if indemnifying Party has notified indemnified Party, within thirty (30) days from indemnifying Party receiving notice of a Third Party Claim, that indemnifying Party disputes its liability to indemnified Party with respect to such Third Party Claim, and if such dispute is resolved in favor of indemnifying Party, indemnifying Party shall not be required to bear the costs and expenses of the defense of the Third Party Claim, and indemnified Party shall reimburse indemnifying Party in full for all reasonable costs and expenses incurred by indemnifying Party in connection with such litigation.

9.3.4                                 During any prosecution by indemnified Party of the defense of a Third Party Claim pursuant to this Section 9.3, indemnified Party shall:

(a)        keep indemnifying Party informed of material developments which could affect the amount of the claim and provide such information to indemnifying Party as indemnifying Party may reasonably request; and

(b)       make no admission of liability (and procure that no Group Company makes such admission), and the Third Party Claim shall not be disposed of or settled without the prior consent of indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed).

9.3.5           In the event Purchaser should have a claim under Section 9.1 against Seller that does not involve a Third Party Claim, Purchaser shall deliver a written notice, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, of the Loss arising from such claim, with reasonable promptness to Seller (such notice, an “Indemnity Notice”). The failure by Purchaser to give the Indemnity Notice shall not impair Purchaser’s rights hereunder except to the extent that Seller has been actually prejudiced by such failure of Purchaser. If Seller notifies Purchaser that it does not dispute the claim described in such Indemnity Notice or fails to notify Purchaser within fifteen (15) calendar days after receipt of the Indemnity Notice whether Seller disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of Seller, and Seller shall pay the amount of such Loss to Purchaser on demand following the final determination thereof. If Seller has timely disputed its liability with respect to such claim, Seller and Purchaser shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) days after the receipt by Purchaser of Seller’s notice, such dispute shall be resolved by arbitration in accordance with Section 13.5.

9.4                                        Survival; Reliance

9.4.1          The warranties, covenants and agreements of Seller and Purchaser contained in this Agreement will survive the Closing:

(a)        for the statute of limitations with respect to (i) the Fundamental Warranties other than the warranties set forth in Section 3.2.14, and (ii) the covenants and agreements contained in Sections 7.3 (Confidentiality) 7.4 (Further Assurances) and 13.2 (Expenses);

(b)       until six (6) months from the date the relevant Tax has been finally and irrevocable determined by the relevant Tax authority or court, as the case may be, with respect to breaches of the warranties set forth in Section 3.2.14 and the covenants set forth in Article 10; and

(c)        until the 12 month anniversary of the Closing Date in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing; and

(d)       with respect to each other covenant or agreement contained in this Agreement, until sixty (60) days following the last date on which such covenant or agreement is to be performed as specified herein or, of no such date is specified, for the statute of limitations; provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b), (c) or (d) will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article 9 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article 9, with the limitations set out in Section 9.4.2.

9.4.2          Any claim (excluding Third Party Claims) which may be made, which has not been previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn twelve (12) months subsequent to when the claim was made, unless legal proceedings in respect thereof by then have been commenced. Any indemnification claim which may be made for a Loss relating to a Third Party Claim, which has not been previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn twelve (12) months subsequent to when such Third Party Claim was finally resolved and thus the amount of the actual Loss relating thereto became known, unless the Purchaser has initiated an indemnification claim against the Seller by then.

9.4.3          Notwithstanding any right of Purchaser (whether or not exercised) to investigate the affairs of the Company and the Subsidiaries or any right of any Party (whether or not exercised) to investigate the accuracy of the warranties of the other Party contained in this Agreement, Seller and Purchaser have the right to rely fully upon the warranties, covenants and agreements of the other contained in this Agreement.

9.5                                        Characterization of Indemnification Payments

Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Final Purchase Price.

9.6                                        Exclusive Remedy; Other Limitations

9.6.1           This Article 9 shall be the exclusive remedy of the Parties following the Closing for any losses arising out of any breach of the warranties, covenants or agreements of the Parties contained in this Agreement, except for fraud or willful breach by Seller.

9.6.2           Payments by an indemnifying Party pursuant to Article 9 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the indemnified Party in respect of any such claim. The indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

9.6.3           Payments by an indemnifying Party pursuant to Article 9 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized in the same financial year as a result of such Loss by the indemnified Party.

9.6.4           Each indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

ARTICLE 10            TAX MATTERS

Seller shall be solely liable for Required Tax Payments.  Purchaser shall be solely liable for any Taxes attributable to the Group Companies with respect to any Taxable period or portion thereof beginning after the Measurement Date.

ARTICLE 11            NON-COMPETITION

11.1                                 Non-Competition Generally

To assure to Purchaser full benefit of the business and goodwill of the Company and the Subsidiaries, Seller hereby undertakes, as a separate and independent undertaking, that it shall not, on its own account or for any other Person, directly or indirectly, within the two (2) years following the Closing Date, but only as the following relate to Denmark, Finland, Norway and Sweden:

(i)        solicit, induce or attempt to induce any Employee to leave the employ of any Group Company;

(ii)       hire or assist in hiring any Employee to become an employee of a Person that Seller controls or to work for any business that competes with a Group Company;

(iii)      interfere with or entice away any Person who is or has been a customer, supplier or business partner of a Group Company;

(iv)      in any way interfere with the relationships between the Group Companies and their employees, suppliers, customers, business partners and/or consultants; or

(v)       carry out, directly or indirectly, any activity or be engaged, concerned or interested or become a shareholder (except as shareholder of a listed company with five percent (5%) or less interest in such listed company) of, a Person or other business that is active in the Business Field.

11.2                                 Non-Competition MRV Communications - Boston Division, Inc.

Notwithstanding the foregoing, MRV Communications – Boston Division, Inc.’s conduct of its business as conducted as of the date hereof, including its business relationship with the Company, shall not violate the provisions of Section 11.1.

ARTICLE 12            TERMINATION

12.1                                 Termination

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)      at any time before the Closing, by mutual written agreement of Seller and Purchaser;

(b)      at any time before the Closing, by Seller or Purchaser, in the event (i) of a material breach by the non-terminating Party of its covenants contained in this Agreement, if such non-terminating Party fails to cure such breach within five (5) Business Days following notification thereof by the terminating Party or (ii) upon notification of the non-terminating Party by the terminating Party that the satisfaction of any condition to the terminating Party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating Party;

(c)      at any time by Seller or Purchaser after the Seller Stockholder’s Meeting has been held and the Stockholder Approval has not been obtained;

(d)      at any time after October 31, 2012 by Seller or Purchaser upon notification of the non-terminating Party by the terminating Party if the Closing shall not have occurred on or before such date and such failure to consummate the Transaction is not caused by a breach of this Agreement by the terminating Party.

12.2                                 Effect of Termination

If this Agreement is validly terminated pursuant to Section 12.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 13.2, governing law in Section 13.4, disputes in Section 13.5 and confidentiality in Section 7.3 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 12.1(b) or (d), Seller will remain liable to Purchaser for any willful breach of this Agreement by Seller existing at the time of such termination, and Purchaser will remain liable to Seller for any willful breach of this Agreement by Purchaser existing at the time of such termination, and Seller or Purchaser may seek such remedies, including damages and fees of attorneys, against the Seller or Purchaser with respect to any such breach as are provided in this Agreement or as are otherwise legally available. Seller’s reimbursement of Purchaser pursuant to Section 5.6 shall be Purchaser’s sole remedy following any termination pursuant to Section 12.1(c).

ARTICLE 13            MISCELLANEOUS AND GENERAL

13.1                                 Amendment; Waivers; Etc.

No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by (i) Purchaser where enforcement of the amendment, modification, discharge or waiver is sought against Purchaser or (ii) Seller where enforcement of the amendment, modification, discharge or waiver is sought against Seller. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by Purchaser or Seller of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have.

13.2                                 Expenses

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such cost or expense.

13.3                                 Counterparts

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts together constituting the same agreement.

13.4                                 Governing Law

This Agreement shall be governed by and construed in accordance with Swedish Law without regard to conflict of Law principles thereof.

13.5                                 Disputes

13.5.1        Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC”).

13.5.2        The Rules for Expedited Arbitrations shall apply, unless the SCC, in its discretion, determines, taking into account the complexity of the case, the amount in dispute and other circumstances, that the Arbitration Rules shall apply. In the latter case, the SCC shall also decide whether the Arbitral Tribunal shall be composed of one or three arbitrators.

13.5.3        The place of arbitration shall be Stockholm. The language to be used in the arbitration proceedings shall be English.

13.5.4        The Parties undertake and agree that arbitral proceedings pursuant to this Agreement shall be kept strictly confidential, and all information disclosed in the course of such proceedings as well as the contents of any decision or award made shall constitute Confidential Information.

13.6                                 Notices

13.6.1         All notices, consents and other communications required or permitted under this Agreement shall be made in writing and be delivered by hand, by registered mail or by e-mail to the addresses set forth below or to such other addresses as may be given by written notice in accordance with this Section 13.6.1. Messages shall be deemed to have been received:

(a)        upon actual delivery if delivered by hand;

(b)       on the first Business Day that is three calendar days or more after dispatch if sent by registered mail;

(c)        on the first Business Day after the day of transmission if sent by e-mail; provided a copy of the same is sent by registered mail no later than the following day.

13.6.2         Messages shall be addressed:

If to Seller:	MRV Communications, Inc. 20415 Nordhoff Street Chatsworth, CA 91311 Facsimile: +1 818 473 4257 Attention: Jennifer Painter

With a copy to:	Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103-3198 Facsimile: +1 212 318 3400 Attention: Steven I. Suzzan

If to Purchaser:	Deltaco Aktiebolag Attention: Siamak Alian C/o Swedeltaco AB Alfred Nobels Allé 109 146 46 Tullinge, Sweden Facsimile No.: +46 8 555 762 18 E-mail: Siamak.Alian@deltaco.se

With a copy to:	Advokatfirman Lindahl Attention: Johan Hessius P.O. Box 1065 SE-101 39 Stockholm Sweden E-mail: johan.hessius@lindahl.se or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

13.7                                 Entire Agreement

This Agreement and the Confidentiality Agreement contains the entire agreement between the Parties in connection with the Transaction and supersedes any previous written or oral agreement between the Parties in relation to the subject matters dealt with in this Agreement.

13.8                                 No Third Party Beneficiaries

This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

13.9                                 Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13.10                          Interpretation

13.11          This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

13.12          All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

13.13          In this Agreement, save where the context otherwise requires:

(a)                      words in singular shall include words in plural and vice versa;

(b)                     the verb “include” (in any tense) shall be construed without limitation to any particular example specified;

(c)                      a Person or Party includes a reference to that Person’s or Party’s successors and permitted assigns;

(d)                     a reference to “Dollars” or “USD” shall be a reference to the legal currency of the United States as of the date of this Agreement;

(e)                      a Section, Introduction, Recital or Schedule, is a reference to a clause of, or the introduction, recital or a Schedule to, this Agreement;

(f)                        references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

(g)                     any reference to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder; and

(h)                     references from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

13.14                         Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that Purchaser may assign its rights hereunder to one of its Affiliates; and provided further, that such assignment shall not relieve Purchaser of its obligations hereunder.

[THIS SPACE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

DELTACO AKTIEBOLAG		MRV COMMUNICATIONS, INC.

By:	/s/ Arne Myhrman	By:	/s/ Barry R. Gorsun
	Name: Arne Myhrman		Name:	Barry R. Gorsun
	Title: Chairman		Title:	Chief Executive Officer

By:	/s/ Jonas Mårtensson
Name: Jonas Mårtensson
Title: Board Member